SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No.   )

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[x]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

             Park Electrochemical Corp.

                    (Name of Registrant as Specified in Its Charter)

            Park Electrochemical Corp.
                     (Name of Person(s) Filing Proxy Statement

Payment of filing fee (Check the appropriate box):

[x]   $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or
      14a-6(j)(2)

[ ]   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules
      14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:


(2)   Aggregate number of securities to which transactions applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


(4)   Proposed maximum aggregate value of transaction:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:


      (2)  Form, schedule or registration no.:



      (3)  Filing party:


      (4)  Date filed:  June 3, 1996



APPENDIX to electronically filed Proxy Statement dated June 3, 1996 of Park Electrochemical Corp. listing all graphic information included in such proxy statement:

1. Stock Performance Graph appearing on page 8 of proxy statement dated June 3, 1996 comparing the yearly percentage change in the cumulative total shareholder return on the Registrant's Common Stock with the cumulative total return of the New York Stock Exchange Market Index and a peer group index comprised of the Company and 224 other companies for the period of the Company's five fiscal years commencing March 4, 1991 and ending March 3, 1996, assuming that $100 had been invested in the Company's Common Stock and each index on March 3, 1991 and that all dividends on the Company's Common Stock and on each stock included in each index were reinvested.

      Such graph shows that such $100 invested in the Company's Common Stock would have had a value of $118.40 on March 1, 1992, $112.20 on February 28, 1993, $251.94 on February 27,
      1994, $327.42 on February 26, 1995 and $616.67 on March 3,
      1996, that such $100 invested in the New York Stock Exchange Market Index would have had a value of $114.85, $123.63, $139.65, $141.79 and $187.60, respectively, on such dates and that such $100 invested in the peer group index would have had a value of $117.08, $149.12, $204.62, $242.24 and $333.84, respectively, on such dates.



































                    PARK ELECTROCHEMICAL CORP.

                          _______________

             Notice of Annual Meeting of Shareholders
                           July 17, 1996
                          _______________




      The Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. (the "Company") will be held at The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York on July 17, 1996, at 10:00 o'clock A.M., New York time, for the purpose of considering and acting upon the following:

      1. The election of six (6) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

      2. The approval of amendments to the 1992 Stock
         Option Plan to increase the aggregate number of shares of Common Stock of the Company authorized for issuance under such Plan by 550,000 shares and to add a provision with respect to section
         162(m) of the Internal Revenue Code of 1986, as amended.

      3. The transaction of such other business as may properly come before the meeting.

      Only holders of record of Common Stock at the close of business on May 28, 1996 will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.


                                 By Order of the Board of Directors,





                                          Jerry Shore,
                                     Chairman of the Board





Dated:  June 3, 1996





ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE
MEETING.  IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE DATE
AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT
PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      PARK ELECTROCHEMICAL CORP.
                            5 Dakota Drive
                     Lake Success, New York 11042
                          __________________

                     P R O X Y  S T A T E M E N T
                    Annual Meeting of Shareholders
                             July 17, 1996
                          __________________


      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Park Electrochemical Corp. (the "Company") of proxies with respect to the Annual Meeting of Shareholders of the Company to be held on July 17, 1996, and any adjournment thereof (the "Meeting"). Any shareholder giving such a proxy (the form for which is enclosed with this Proxy Statement) has the power to revoke the same at any time before it is voted by delivering written notice of such revocation to the Secretary of the Company.

      This Proxy Statement and the accompanying form of proxy are first being mailed on or about June 3, 1996 to all shareholders of record as of the close of business on May 28, 1996.

                               VOTING SECURITIES

      At May 28, 1996, the outstanding voting securities of the Company consisted of 11,582,312 shares of Common Stock, $.10 par value, of the Company (the "Common Stock"), each share of which, held of record at the close of business on May 28, 1996, is entitled to one vote. Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. At May 28, 1996, all executive officers and directors of the Company as a group beneficially owned an aggregate of 1,481,491 shares of Common Stock (including options to purchase an aggregate of 126,268 shares), constituting approximately 12.6% of the outstanding shares of Common Stock (giving effect to the exercise of such options).

      The following table sets forth information at May 28, 1996 with respect to each person (including any "group" of persons as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than 5% of the Common Stock:

                                                       Amount and
                                                       Nature of       Percent
     Title                Name and Address             Beneficial        of
   of Class              of Beneficial Owner           Ownership        Class
Common Stock............Jerry Shore                  1,243,195 (1)      10.7%
                        5 Dakota Drive
                        Lake Success, NY 11042

Common Stock............The Capital Group              677,200 (2)       5.8%
                         Companies, Inc.
                        Capital Research and
                         Management Company
                        333 South Hope Street
                        Los Angeles, CA 90071

   _____________________

(1) Includes 40,000 shares of Common Stock which Jerry Shore may acquire pursuant to options, and includes 112,410 shares owned by a member of Jerry Shore's family, of which he disclaims beneficial ownership.

(2) Capital Research and Management Company, a registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., held sole investment power over all of such shares, but disclaimed beneficial ownership of such shares, as of February 9, 1996, based on their joint Schedule 13G filed under the Securities Exchange Act of 1934, as amended.
[/TABLE]

      For information with respect to the beneficial ownership of shares of Common Stock by each director and each nominee for director of the Company, see "Election of Directors" below.

                           ELECTION OF DIRECTORS

      The Board to be elected at the Meeting consists of six members. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the election as directors of the nominees whose names appear in the following table, to serve for the ensuing year and until their successors are elected and qualified. Should any of the nominees not remain a candidate at the time of the Meeting (a situation which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees. The six nominees who receive a plurality of the votes cast at the Meeting in person or by proxy shall be elected. Each of the nominees is presently a member of the Board.

                    Principal Occupation;                    Shares of Common
                    Positions and Offices                   Stock Beneficially
                      with the Company;         Director   Owned at May 28, 1996
      Name          Other Directorships     Age   Since   Number Percent of Class
Anthony Chiesa..... Former Vice President    75  1954     75,000    Less than 1%
                    of the Company

Lloyd Frank........ Partner, Parker Chapin   70  1985      4,000(1) Less than 1%
                    Flattau & Klimpl, LLP,
                    New York City; and
                    director of Metro-Tel
                    Corp.
Norman M. Schneider Business Consultant;     85  1981      9,674    Less than 1%
                    and director of
                    Datascope Corp.

Brian E. Shore..... President of the         44  1983     70,854(2) Less than 1%
                    Company

Jerry Shore........ Chairman of the Board    70  1954  1,243,195(3)        10.7%
                    and Chief Executive
                    Officer of the Company

E. Phillip Smoot... Executive Vice President 58  1988     78,768(4)  Less than 1%
                     of the Company

_________________



(1) Includes 2,000 shares owned by a member of Mr. Frank's family, of which he disclaims beneficial ownership.

(2)   Includes 38,250 shares which Brian Shore may acquire pursuant to options.

(3) See note (1) to the table under "Voting Securities" for information with respect to these shares.

(4) Includes 48,018 shares which E. Phillip Smoot may acquire pursuant to options.

      Each of the persons named in the above table has had the principal occupation set forth opposite his name for at least the past five years, except for Brian E. Shore, who was elected President of the Company effective March 4, 1996, the first day of the Company's current fiscal year, an Executive Vice President of the Company in May 1994 and a Vice President of the Company in January 1993 and served as the Company's General Counsel for more than five years prior to May 1994. Parker Chapin Flattau & Klimpl, LLP, a law firm of which Lloyd Frank is a partner, was retained to provide counsel to the Company during its last fiscal year and the Company has retained this firm during its current fiscal year.

      By virtue of his ownership of approximately 10.7% of the outstanding voting securities of the Company and his positions as Chairman of the Board and a director of the Company, Jerry Shore may be deemed to be a "control person" of the Company, as such term is defined in the rules under the Securities Exchange Act of 1934, as amended.

      There are no family relationships among any of the persons named in the above table or among any of such persons and any of the other executive officers of the Company, except that Jerry Shore is the father of Brian E. Shore.

      The Company's Audit Committee consists of Anthony Chiesa, Lloyd Frank and Norman M. Schneider. Its functions are to review the Company's financial statements with the Company's independent auditors, recommend to the Board the appointment of the independent auditors, review the performance and scope of services to be provided by the independent auditors and review the adequacy of internal auditing and accounting procedures and controls. The Company has a CEO Compensation Committee consisting of Anthony Chiesa, Lloyd Frank and Norman M. Schneider. Its functions are described herein under "Executive Compensation--Compensation Report". The Company does not have a nominating committee or other compensation committee or committees performing similar functions.

      During the Company's last fiscal year, the Board of directors met six times and authorized action by unanimous written consent on six occasions, the Audit Committee met once, and the CEO Compensation Committee met once. Each of the directors attended at least 75% of the meetings held by the Board and each committee thereof of which he was a member during the Company's last fiscal year.

      Each director who is not an employee of the Company or any of its subsidiaries receives a fee of $10,000 per annum for his services as a director and is reimbursed for travel expenses incurred in attending meetings of the Board of Directors of the Company.








                        EXECUTIVE COMPENSATION

Summary Compensation

      The following table shows the annual compensation and long-term compensation for each of the three most recent fiscal years for the Company's Chief Executive Officer and the four executive officers whose salary and bonus for the most recent fiscal year exceeded $100,000.

INSERT COMPENSATION TABLE






















































                                                                                  Long-Term
                                                                                 Compensation
                                                  Annual Compensation               Awards
    Name and                                                      Other Annual     Securities     All Other
    Principal                     Year                            Compensation     Underlying    Compensation
    Position                      (1)       Salary       Bonus        (2)       Options/SARs(#)      (3)

Jerry Shore(4)                   1996     $369,217    $  -0-        $34,850          -0-           $36,922
 Chairman of the Board           1995      350,000     150,000       34,850         20,000          48,876
 and Chief Executive             1994      250,000      49,800       34,850         40,000          29,980
 Officer


Brian E. Shore(5)                1996      230,281     180,000        -0-           20,000          15,000
 President                       1995      209,280      40,000        -0-           20,000          13,876
                                 1994      158,550      30,000        -0-            7,000          18,855

E. Phillip Smoot(6)              1996      299,297     225,000        -0-           40,000          52,430
 Executive Vice President        1995      271,790     160,000        -0-           20,000          42,055
                                 1994      251,390     150,000        -0-           20,000          23,584

Paul R. Shackford(7)             1996      103,846      25,000        -0-           10,000            -0-
 Secretary, Treasurer,
 Vice President and
 Chief Financial Officer


Allen Levine(8)                  1996      126,215      50,000        -0-             -0-           15,000
 Secretary, Treasurer,           1995      181,170      45,000        -0-            4,000          13,876
 Vice President and              1994      152,250      25,000        -0-            7,000          17,725
 Chief Financial Officer


_________________










(1) Information is provided for the Company's fiscal years ended March 3, 1996 (53 weeks), February 26, 1995 and February 27, 1994, respectively.

(2) Amounts shown for Jerry Shore are the costs for the purchase of certain term life insurance policies for Jerry Shore, the beneficiaries of which are certain members of Jerry Shore's family.

(3) Reflects the amount of Company contributions to the Profit Sharing Plan which were accrued for the fiscal years shown pursuant to such Plan for the accounts of the named executive officers. These amounts vest in accordance with a graduated scale based on years of service of the employee with the Company. The amounts shown for Jerry Shore also include $21,922, $35,000 and $6,396 for 1996, 1995 and 1994, respectively, credited by the Company to a separate account maintained by the Company in accordance with Jerry Shore's employment agreement. The amounts shown for E. Phillip Smoot for 1996 and 1995 include $37,430 and $28,179, respectively, credited by the Company to a separate account maintained by the Company in accordance with Mr. Smoot's employment agreement. These amounts are determined as the amounts the Company would have contributed to the Profit Sharing Plan for Jerry Shore and E. Phillip Smoot for such years but for the limitations imposed by the Internal Revenue Code of 1986, as amended.

(4) Jerry Shore was President of the Company until March 4, 1996, at which time Brian E. Shore became President of the Company. Jerry Shore continues to serve as Chairman of the Board and Chief Executive Officer. In accordance with the provisions of an amended and restated employment agreement between Jerry Shore and the Company, as amended, pursuant to which he has agreed to serve as chairman of the board, chief executive officer or president of the Company for an initial term ending on February 28, 1999, Jerry Shore receives a base salary of $350,000 per annum (subject to annual review by the CEO Compensation Committee of the Board) and an incentive bonus equal to 4% of the amount by which consolidated net earnings, after taxes, of the Company and its subsidiaries for each fiscal year, exceed $7,500,000. The bonus is limited to a maximum of $350,000 per year. Although under the incentive bonus formula Jerry Shore would have been entitled to a bonus of $350,000 for each of the 1995 and 1996 fiscal years, he decided to limit his bonus to $150,000 for 1995 and to waive his bonus entirely for 1996. The agreement also provides that the initial term will be automatically extended for additional successive one-year periods unless the Board of Directors of the Company elects to terminate the agreement by notification to Jerry Shore at least four years prior to the commencement of each such one-year period, in which event the agreement will terminate four years from the first day of March following such notification. No such notification has been given to date and, therefore, Jerry Shore's employment term under the agreement will continue until February 28, 2001. Pursuant to the agreement, Jerry Shore has the right to retire from full-time employment and serve as a consultant to the Company for a period of five years. In such event, he will be paid an annual consulting fee equal to 60% of his base salary in effect under the employment agreement at the time of his retirement, subject to an indexed cost of living increase. Pursuant to the agreement, Jerry Shore has deferred receipt of certain amounts payable to him under the agreement and his prior employment agreement with the Company until his retirement, and the Company has agreed to pay Jerry Shore interest on the amounts deferred at the prime rate.

(5) Brian E. Shore served as Vice President of the Company from January 1993 to May 1994 and as Executive Vice President from May 1994 to March 4, 1996, when he became President of the Company.

(6) E. Phillip Smoot is employed as Executive Vice President of the Company and President and Chief Executive Officer of Nelco International Corporation, a subsidiary of the Company, pursuant to an employment agreement entered into in March 1996 for a term of employment ending on February 28, 1999, provided, however, that Mr. Smoot's employment will continue for at least two years subsequent to a "Change in Control" of the Company, as defined in the agreement.
      The agreement provides for a base salary of $325,000 per annum, commencing March 1, 1996 (subject to annual review by the Board). After a "Change in Control" of the Company, he may terminate his employment for "Good Reason" (as defined in such agreement), such as his being assigned duties inconsistent with his status as an executive officer of the Company, a substantial adverse alteration in the nature of his responsibilities, a reduction of his salary, a relocation of Mr. Smoot by more than 25 miles, the failure by the Company to pay Mr. Smoot any portion of his current compensation or deferred compensation or the failure by the Company to continue any compensation, or benefit plan. If, after a "Change in Control" of the Company, the Company terminates Mr. Smoot's employment other than for "Cause" or his disability or Mr. Smoot terminates his employment for "Good Reason", the Company will pay him an amount equal to three times the sum of his salary and the annual bonus awarded to him in respect of the fiscal year immediately prior to the fiscal year in which occurs the "Change in Control" or the date of termination of his employment, whichever resulting bonus is greater, and will maintain for the continued benefit of Mr. Smoot and his dependents for three years all employee welfare benefit plans and programs in which he was entitled to participate prior to the termination of his employment. In addition, if termination of Mr. Smoot's employment after a "Change in Control" of the Company is disputed and the dispute is ultimately resolved in his favor, the Company may be obligated to pay his salary through the date of final resolution of the dispute, and the employment agreement requires the Company to pay all legal expenses incurred by Mr. Smoot following a "Change in Control" of the Company in connection with the resolution of disputes under the agreement.

(7) Mr. Shackford was employed by, and elected Secretary, Treasurer, Vice President and Chief Financial Officer of, the Company on August 16, 1995, and the salary shown for Mr. Shackford is for only the portion of the fiscal year during which he was employed by the Company. Mr. Shackford owns no shares of Common Stock.

(8) Mr. Levine resigned as Secretary, Treasurer and Chief Financial Officer on August 16, 1995 and as Vice President on October 31, 1995, when he retired.

Stock Options

      The Company's 1982 Stock Option Plan and 1992 Stock Option Plan (the "Plans") provide for the grant to key employees of the Company of both options which qualify as incentive stock options under the Internal Revenue Code of 1986 and non-qualified stock options. The Plans are each administered by a committee appointed by the Board. The following table sets forth certain information for the Company's last fiscal year with respect to options to purchase shares of Common Stock granted pursuant to the Plans:

Insert Option/SAR Grants Table





                                      Option/SAR Grants in Last Fiscal Year


                      Number of                                               Potential Realizable Value
                     Securities    % of Total                                         at Assumed
                     Underlying   Options/SARs   Exercise                     Annual Rates of Stock Price
                    Options/SARs   Granted to     or Base                       Appreciation for Option
                     Granted (#)  Employees in     Price                                Term (2)
    Name                 (1)      Fiscal Year     ($/sh.)   Expiration Date    0% ($)   5% ($)   10% ($)
Jerry Shore            -0-             -         $  -             -            $ -   $   -     $     -

Brian E. Shore        20,000         16.1%        18.31      May 8, 2005        -0-   230,333     583,708

E. Phillip Smoot      40,000         32.3%        18.31      May 8, 2005        -0-   460,665   1,167,416

Paul R. Shackford     10,000          8.1%        27.19    August 8, 2005       -0-   170,981     433,299

Allen Levine           -0-             -            -             -              -       -           -



_____________________






















(1) Options become exercisable 25% one year from the date of grant with an additional 25% exercisable each succeeding year. The Company has not granted stock appreciation rights.

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options at the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the life of the options. This schedule does not take into account provisions of the options providing for termination of the option following termination of employment, nontransferability or vesting over periods of four years. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. The column indicating 0% appreciation is included to reflect the fact that a zero percent gain in stock price appreciation will result in zero dollars for the optionee. No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information regarding the pre-tax value realized from the exercise of stock options during the Company's last fiscal year and the value of unexercised options held by the named individuals as of the end of such fiscal year.

Insert Aggregated Options Table






























                                              Number of Securities         Value of Unexercised
                Shares Acquired    Value      Underlying Unexercised     In-the-Money Options/SARs
                On Exercise (#)   Realized  Options/SARs at FY-End (#)       at FY-End ($) (3)
    Name              (1)           (2)     Exercisable  Unexercisable  Exercisable  Unexercisable
Jerry Shore          -0-          $  -0-       65,000        35,000    $1,649,250     $  788,750

Brian E. Shore       -0-             -0-       25,000        40,000       617,813        695,563

E. Phillip Smoot   30,750          809,953     24,763        68,255       594,835      1,184,129

Paul R. Shackford    -0-             -0-         -0-         10,000          -0-          51,875

Allen Levine       13,750          226,391       -0-           -0-           -0-            -0-
































(1)   The Company has not granted stock appreciation rights.

(2) Value realized equals market value on the date of exercise, less the exercise price, times the number of shares acquired, without deducting any taxes paid by the employee.

(3) Value of unexercised options equals market value of the share underlying "in-the-money" options at March 3, 1996 ($32.375), less exercise price, times the number of options outstanding.

      During the last fiscal year, 118 employees of the Company and its subsidiaries as a group (including all executive officers and directors of the Company) were granted options to purchase an aggregate of 124,000 shares of Common Stock under the Plans. At May 28, 1996, 106 employees of the Company and its subsidiaries were participants in the Plans and approximately 150 employees were eligible to participate in the Plans. As of such date, an aggregate of 574,568 shares of Common Stock were subject to options under the Plans at prices ranging between $5.50 and $27.19 per share and expiring between December 16, 1996 and May 14, 2006.


Compensation Report

      Compensation of the Company's executive officers is composed of salary, annual cash bonuses, stock options and the Company's Profit Sharing Plan. The Board has a CEO Compensation Committee which considers and takes any necessary action regarding the compensation of the Company's Chief Executive Officer, other than the grant of stock options or compensation pursuant to plans administered by the Board. The Board does not have any other compensation committee. Brian Shore, President of the Company, determines the annual salary and cash bonus for each executive officer other than himself and the Chief Executive Officer. Jerry Shore, Chairman of the Board and Chief Executive Officer, determines the annual salary and cash bonus for the President. A committee of the Board administers the Plans, including decisions as to the number of options to grant to each executive officer. The amount of discretionary contributions to the Profit Sharing Plan for each fiscal year is determined by the Board of Directors.

      Salaries of executive officers are determined based on the significance of the position to the Company, individual experience and expertise, individual performance and information gathered informally as to compensation levels of comparable companies in the same geographic location as the Company.

      Decisions as to the award of annual cash bonuses to executive officers other than Jerry Shore with respect to each fiscal year are made after the close of the fiscal year. The amount awarded to each executive officer is based on the Company's overall performance, individual performance, base salary level, bonuses paid in prior years and overall equity and fairness.

      The Company typically grants stock options under the Plans once each year. The stock option committee bases its decisions on individual performance, base salary and bonus levels, recommendations from senior management and overall equity and fairness.

      The Board decides annually the amount of the Company's contribution to the Profit Sharing Plan. The amount of such contribution is discretionary, but may not exceed 15% of the total remuneration paid to eligible employees or such other amount as is allowed under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to this limit, the Board determines the amount to be contributed for each year based on the Company's overall performance, the amount contributed in prior years and the amounts of prior contributions recently forfeited by eligible employees due to termination of employment prior to vesting. The Profit Sharing Plan is a broad-based plan in which numerous employees as well as executive officers are eligible to participate. Once the Company contribution is made, amounts are allocated to eligible employees in accordance with a formula based on their remuneration.

      During the last fiscal year, Jerry Shore received an annual salary of $362,250 pursuant to his employment agreement (the "Employment Agreement"). See Note 4 to the table set forth under "Executive Compensation -- Summary Compensation" elsewhere herein. Although under the incentive bonus formula in the Employment Agreement Jerry Shore would have been entitled to a bonus of $350,000 for the last fiscal year, he decided to waive his bonus entirely for the last fiscal year. The Employment Agreement provides for a base salary of $350,000 subject to annual review by the CEO Compensation Committee. At Jerry Shore's request, the Committee limited the increase in his annual base salary for the last fiscal year to 3 1/2%.

      The Board, the CEO Compensation Committee, the stock option committee and Jerry Shore use no set formulas in making their determinations and may afford different weight to different factors for each executive officer. Such weighing may vary from year to year.

      The Board and the CEO Compensation Committee have reviewed the impact of recently enacted Section 162(m) of the Code which, beginning in the Company's 1995 fiscal year, limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer and the other executive officers named in the table set forth under "Executive Compensation--Summary Compensation" elsewhere herein. It is the Company's policy to attempt to design its executive compensation plans and arrangements to be treated as tax deductible compensation wherever, in the judgment of the Board or the CEO Compensation Committee, as the case may be, to do so would be consistent with the objectives of that compensation plan or arrangement. Accordingly, the Board has approved an amendment to the 1992 Stock Option Plan, described under the caption "Approval of Amendments to the 1992 Stock Option Plan" on page __ hereof, subject to shareholder approval, to fulfill one of the requirements of Section 162(m) of the Code. The Board and the CEO Compensation Committee from time to time may consider whether further changes in the Company's compensation plans and arrangements, particularly the Plans, may be appropriate to continue to fulfill the requirements for treatment as tax deductible compensation under the Code.

      The Board of Directors        CEO Compensation Committee

      Anthony Chiesa                Lloyd Frank, Chairman
      Lloyd Frank                   Anthony Chiesa
      Norman M. Schneider           Norman M. Schneider
      Brian E. Shore
      Jerry Shore
      E. Phillip Smoot
















Compensation Committee Interlocks and Insider Participation

      Anthony Chiesa, a member of the committee of the Board which administers the Plans, is a former Vice President of the Company who retired in 1977. Lloyd Frank, also a member of such committee, is a partner of the law firm Parker Chapin Flattau & Klimpl, LLP, which firm was retained to provide counsel to the Company during its last fiscal year and which the Company has retained during its current fiscal year. Jerry Shore, Brian E. Shore and E. Phillip Smoot, directors of the Company who are also executive officers of the Company, participated in deliberations of the Board relating to the amount of the Company's contribution to the Profit Sharing Plan during the Company's last fiscal year.

                          STOCK PERFORMANCE GRAPH

      The graph set forth below compares the annual cumulative total return for the Company's five fiscal years ended March 3, 1996 among the Company, the New York Stock Exchange Market Index and a peer group index comprised of the Company and 224 other companies. The peer group companies are classified in the same three-digit industry group in the Standard Industrial Classification Code system. These companies are described as companies primarily engaged in the manufacture of electronic components and accessories. The returns of each company in the peer group have been weighted according to the company's stock market capitalization. The graph has been prepared based on an assumed investment of $100 on March 3, 1991 and the reinvestment of dividends (where applicable).

[Chart to come]








































           APPROVAL OF AMENDMENTS TO THE 1992 STOCK OPTION PLAN

    At the Annual Meeting, the shareholders will be asked to approve an amendment to increase the number of shares available under, and make one other change in, the 1992 Stock Option Plan (the "Amendments"). The Board of Directors of the Company adopted the proposed Amendments, subject to shareholder approval, on May 14, 1996.

    The Board of Directors is of the opinion that the 1992 Stock Option Plan, and its predecessor plans, the 1974 Stock Option Plan and the 1982 Stock Option Plan, have been of significant importance and benefit to the Company and its shareholders in enabling the Company to attract and retain officers and other key employees and in increasing their commitment to the Company's continued success and their identification with the Company and its shareholders. In the view of the Board of Directors, the proposed Amendments will enable the Company to continue to realize the benefits of employee stock options.

    A summary of the proposed Amendments is set forth below, followed by a description of the terms of the 1992 Stock Option Plan. The full text of the Amendments is annexed to this proxy statement as Exhibit A, and the summary is qualified in its entirety by reference to Exhibit A.

Amendments

    Shares Subject to the 1992 Stock Option Plan. The Amendments increase the number of shares of the Company's Common Stock with respect to which options may be granted under the 1992 Stock Option Plan by 550,000 shares. At May 28, 1996, there were only 35,581 shares remaining for grant as stock options under the 1992 Stock Option Plan. The Amendments increase the total number of shares with respect to which stock options may be granted under the 1992 Stock Option Plan to 1,150,000, subject to adjustment (together with the exercise price of options) to reflect any change in the Company's outstanding shares by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations or other similar events affecting the number or kind of outstanding shares.

    Compliance with Section 162(m) of the Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which was part of the Omnibus Budget Reform Act of 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid, or otherwise taxable, to persons named in the table set forth under "Executive Compensation--Summary Compensation" elsewhere herein and employed by the Company at the end of the applicable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In the case of stock options, one requirement is that an employee stock plan state a maximum number of shares with respect to which options may be granted during a specified period. The Amendments provide that no eligible employee shall be granted stock options for more than the greater of (i) 50% of the total number of options granted pursuant to the 1992 Stock Option Plan in any fiscal year or (ii) 100,000 shares of Common Stock under the 1992 Stock Option Plan in any fiscal year, thereby satisfying the requirements of Section 162(m).

Summary of Plan

    The following summary of the material features of the Plan does not purport to be complete and is qualified in its entirety by the terms of the 1992 Stock Option Plan (the "Plan").

    The Plan is administered by a committee (the "Committee") of three members appointed by the Board of Directors. At present, the Committee consists of Messrs. Lloyd Frank, Anthony Chiesa and Norman M. Schneider.
The Committee has authority to determine the individuals to receive options, the number of shares subject to each option, whether options shall be incentive stock options or non-qualified stock options and other pertinent terms and provisions of the options and to determine other matters relating to the Plan.

    Options granted under the Plan will be subject to, among other things, the following terms and conditions:

          (i) The option price per share will be determined by the Committee but will not be less than 100% of the fair market value of the Common Stock on the date the options are granted. The option price will be payable in full upon exercise in cash, shares of Common Stock or any combination thereof. The Committee may, in its discretion, include a provision in a particular option to allow the holder to surrender such option in whole or in part in lieu of the exercise of such option if the fair market value of the shares of Common Stock subject to such option exceeds the option price and to receive a payment in cash, shares of Common Stock or a combination of cash and shares of Common Stock equal to the amount by which such fair market value exceeds the option price.

          (ii) Options may be granted for terms up to but not exceeding ten years, in the case of incentive stock options, and ten years and one month, in the case of non-qualified stock options.

          (iii) Incentive stock options may not be granted under the Plan to any employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary or of a parent of the Company unless the option price is at least 110% of the fair market value of the Common Stock on the date the option is granted and the term of the option does not exceed five years from the date of grant.

          (iv) In addition, the aggregate fair market value of the shares of Common stock as to which incentive stock options may be granted under the Plan (and any other incentive stock options satisfying the requirements of the Code granted under any other plan of the Company and its subsidiaries and any parent of the Company) which options are exercisable for the first time by any particular optionee during any calendar year shall not exceed $100,000.

          (v) An option may not be transferred other than by will or by the laws of descent and distribution and an option may be exercised during the holder's lifetime only by the holder.

          (vi) If an optionee's employment is terminated for any reason other than disability or death, unless otherwise provided in connection with the grant of a particular option, the option may be exercised only within three months after such termination (but not after the date the option would otherwise expire) to the extent shares were purchasable at the date of termination; provided that if the optionee's employment is terminated for cause or without the consent of the Company, the option shall (to the extent not previously exercised) terminate immediately.

          (vii) If an optionee's employment is terminated by reason of disability, unless otherwise provided in connection with the grant of a particular option, the option may be exercised, to the extent that the optionee was entitled to do so at the termination of his employment, at any time within one year after such termination (but not after the date the option would otherwise expire).










          (viii) In the case of the death of an optionee while employed or within three months after termination of his employment (unless such termination was for cause or without the consent of the Company), unless otherwise provided in connection with the grant of a particular option, the option may be exercised by the optionee's executor, administrator or other persons entitled by law to his rights under the option, to the extent the optionee was entitled to do so at the date of his death, at any time within six months after the date of such employee's death (but not after the date the option would otherwise expire).

          (ix) In connection with the termination of employment of any particular optionee, as described in paragraph (vi) or (vii) above and in connection with the death of any particular optionee as described in paragraph (viii) above, the Committee may, in its discretion, permit a longer period for exercise of an option than that referred to in paragraph (vi), (vii) or (viii) above, as the case may be, or permit such option to be exercisable in whole or in part with respect to shares of Common Stock as to which such option was not otherwise exercisable at the time of such termination, disability or death, as the case may be. Any such action of the Committee with respect to incentive stock options is subject to the limitations provided by the Code.

    The Board shall make appropriate adjustments in the number of shares and option price of shares subject to outstanding options and in the number of shares available for option under the Plan in the event of any change in the Common Stock by reason of any stock dividend, recapitalization, merger, consolidation, split-up, subdivision, combination or exchange of shares or the like.

    If certain transactions occur, then the holders of outstanding options shall become entitled to receive a cash payment equal to the number of shares of Common Stock subject to the option multiplied by the amount by which the applicable transaction price for shares of Common Stock exceeds the option price, upon surrender of the options and cancellation of the options by the Company. The transactions in which holders may become entitled to such payment include (1) certain mergers and consolidations, (2) a sale of all or substantially all of the Company's assets, (3) dissolution of the Company, (4) a third person becomes the beneficial owner of 30% or more of the Company's voting stock or (5) individuals who constitute the members of the Company's Board of Directors as of the date the Plan was adopted by the Board (the "Incumbent Board") cease to constitute a majority of the Board, provided that persons whose election or nomination for election by the shareholders is approved by a vote of at least 80% of the Incumbent Board are considered to be members of the Incumbent Board, in each case if such transaction is not approved by a majority of the Board in actions taken prior to, and with respect to, such transaction. The applicable transaction price for shares of Common Stock is (1) the per share price offered to shareholders of the Company in any merger, consolidation, sale of assets or dissolution, (2) the price offered for shares of Common Stock in any tender offer which results in a change in beneficial ownership as described above, or (3) the fair market value of the shares of Common Stock as determined by the Committee in the case of other changes in beneficial ownership or a change in the Incumbent Board as described above. Holders of options will be entitled to such cash payment whether or not such options are exercisable at the time any such transaction occurs. In addition, in connection with a merger, consolidation, sale of all or substantially all of the Company's assets and certain other transactions in which the outstanding options are not assumed or new options are not substituted under the terms of such transaction, the Company may unilaterally cancel the outstanding options and pay the holders an amount equal to the same net consideration the holders would have received if such holders had exercised such options and sold the shares of Common Stock on the effective date of such transaction.


    Upon the expiration or termination of unexercised options, shares of Common Stock subject thereto will again be available for grant under the Plan. No options may be granted under the Plan after March 24, 2002.
Options outstanding on such date shall, however, in all respects continue subject to the Plan. The Board may terminate the Plan at any time with respect to any shares of Common Stock not at the time subject to option and may amend or modify the Plan, provided, however, that without the approval of shareholders no amendment or modification may be made which would (1) increase the maximum number of shares available for option (except for anti-dilution adjustments described above), or (2) change the eligibility requirements for individuals entitled to receive options under the Plan.

United States Federal Income Tax Consequences

    The following is a summary of the United States federal income tax consequences under current tax law (without regard to any proposed changes, which may be retroactive in effect) with respect to incentive stock options and non-qualified stock options granted to U.S. employees. For this purpose, it is assumed that the shares acquired pursuant to the exercise of any option are held by the optionee as a capital asset. Certain other rules not discussed here apply to the use of previously acquired shares of Common Stock in payment of the option exercise price.

  Incentive Stock Options

    In general, no taxable income will be recognized by an optionee upon the grant or exercise of an incentive stock option. The optionee's tax basis in the shares received on the exercise of such an option will be equal to the option price paid by the optionee for such shares.

    If the shares received upon the exercise of any incentive stock option are held for more than one year after the date of transfer of such shares to the optionee and more than two years from the date of grant of the option, any gain or loss recognized by the optionee on the subsequent sale of the stock will be a long-term capital gain or loss, as the case may be.

    If the shares received upon the exercise of an incentive stock option are disposed of prior to the end of such holding periods, an amount equal to the excess (if any) of (a) the lower of the disposition price or the fair market value of such shares on the date of exercise of the incentive stock option, over (b) the optionee's tax basis in such shares will be treated as ordinary income, and any further gain will be a short-term or long-term capital gain depending upon the period the shares were held. Any loss on the disposition of such shares will be a short-term or long-term capital loss depending upon the period the shares were held.

    The Company will not receive any tax deduction on the grant or exercise of an incentive stock option. However, the Company will be entitled to a tax deduction in the amount of any ordinary income recognized by an optionee.

  Non-Qualified Options

    No taxable income will be recognized by an optionee upon the grant of a non-qualified stock option. Upon the exercise of the option, the excess of the fair market value of the shares at the time of such exercise over the exercise price will be treated as compensation. Any amounts treated as compensation (i) will be taxable as ordinary income to the optionee and (ii) generally will be allowed as an income tax deduction to the Company. The optionee's tax basis for shares acquired upon exercise of the option will be increased by any amounts so treated as compensation.

    Any gain or loss realized by an optionee on the subsequent sale of shares acquired upon the exercise of a non-qualified stock option will be short-term or long-term capital gain or loss depending on the period the shares were held.

  Cancellation or Surrender

    Consideration received by an optionee upon the surrender to, or cancellation by, the Company of either an incentive or non-qualified stock option will be taxable as ordinary income to the optionee and generally allowed as an income tax deduction to the Company.

  Alternative Minimum Tax

    In addition to the federal income tax consequences described above, an optionee may also be subject to the federal alternative minimum tax. In general, upon the exercise of any incentive stock option an amount equal to the excess of the fair market value of the shares acquired on the exercise date over the exercise price will be treated as an item of adjustment for purposes of the alternative minimum tax. If, however, the shares are disposed of in the same taxable year in which the exercise occurs, the maximum amount that will be treated as an item of adjustment will be an amount equal to the excess of the amount received upon such disposition over the exercise price.

New Plan Benefits

    Options under the 1992 Stock Option Plan will be granted at the sole discretion of the Committee and performance criteria, if any, may vary from year to year and from participant to participant. Therefore, benefits under the 1992 Stock Option Plan are not determinable. Compensation paid and other benefits granted to directors and executive officers of the Company for the 1996 fiscal year are set forth elsewhere herein. See "Election of Directors" and "Executive Compensation" elsewhere herein.

Vote Required

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the Amendments.

    The Board of Directors recommends that shareholders vote FOR the approval of the Amendments to the 1992 Stock Option Plan. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the approval of the Amendments.

                           SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at the Company's principal executive offices for inclusion in the Proxy Statement and form of Proxy relating to that meeting by January 31, 1997.

OTHER MATTERS

      The Board of the Company has selected Ernst & Young LLP, the Company's auditors for the past fiscal year, as the auditors of the Company for the current fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. He will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

      In May 1996, the Company purchased from Reliance Insurance Company insurance covering the directors and officers of the Company and its subsidiaries against certain claims arising out of their service to the Company and subsidiaries. The insurance policy runs for a period of one year at a total cost of $64,000.






      The Company will bear the expense of proxy solicitation. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegraph, facsimile or in person (but will receive no additional compensation for such solicitation). The Company also has retained D.F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies in the same manner at an anticipated fee of approximately $5,000, plus out-of-pocket expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorizations for the execution of proxies, and if they in turn so request, the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding such material.

      If a proxy or ballot indicates that a shareholder, including a broker or nominee, abstains from voting or does not vote shares on a particular proposal, the shares will be counted as in attendance at the meeting for purposes of a quorum but will not be counted as having been voted on the particular proposal. Abstentions will not be included in the final tally of votes cast for the election of directors under New York law and the Company's By-laws. Abstentions and shares not voted will have the effect of negative votes in determining whether the proposed amendments to the 1992 Stock Option Plan are authorized under New York law and the Company's By-laws, because such authorization requires the affirmative vote of the holders of a majority of the shares entitled to vote at the Meeting.

      The Board does not know of any other matters to be brought before the meeting. If any other matters not mentioned in the Proxy Statement are properly brought before the meeting, including matters incident to the conduct of the meeting or relating to the adjournment thereof, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

      The Annual Report, including financial statements, of the Company for the fiscal year ended March 3, 1996 is enclosed herewith but is not a part of the proxy soliciting material.


                                    By Order of the Board of Directors,



                                               Jerry Shore,
                                          Chairman of the Board


Dated:  June 3, 1996






















[PROXY CARD]

                        PARK ELECTROCHEMICAL CORP.
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS July 17, 1996
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby constitutes and appoints BRIAN E. SHORE, ANTHONY CHIESA and NORMAN M. SCHNEIDER, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. to be held at The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York on July 17, 1996 at 10:00 o'clock A.M., New York time, and any adjournments thereof, to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present upon the following matters:

(1)   ELECTION OF DIRECTORS

      [   ] FOR all nominees listed below (except as marked to
the contrary below).

      [   ] WITHHOLD AUTHORITY to vote for all nominees listed
below.

              ANTHONY CHIESA, LLOYD FRANK, NORMAN M. SCHNEIDER,
              BRIAN E. SHORE, JERRY SHORE and E. PHILLIP SMOOT

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

   ____________________________________________________________

(2) APPROVAL OF AMENDMENTS TO 1992 STOCK OPTION PLAN to increase the aggregate number of shares of Common Stock authorized for issuance under such Plan by 550,000 shares and to add a provision with respect to section 162(m) of the Internal Revenue Code of 1986, as amended

      [  ] FOR    [  ] AGAINST   [  ] ABSTAIN

(3) The transaction of such other business as may properly come before the meeting.

      Each properly executed proxy will be voted in accordance with specifications made hereon. If no specification is made, the shares represented by this Proxy will be voted "FOR" the nominees, "FOR" the proposed amendments to the 1992 Stock Option Plan, and in the discretion of the Proxies on any other business.


      The undersigned hereby acknowledges receipt of the Company's 1996 Annual Report and the accompanying Notice of
Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

                              Dated:____________________, 1996

                              ________________________________

                              ________________________________
                              (Signature(s) of Shareholder(s))

                  Please date and sign exactly as name appears hereon. Executors, Administrators, Trustees, etc. must so indicate when signing. If shares are held jointly, both owners must sign.





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